DELEGATION OF AUTHORITY FOR SECTION 16 REPORTING PURPOSES

Know all by these presents, that pursuant to Section C of Article XX of The Cypress 2022 Trust dated June 10, 2022 (the "2022 Trust") and Section C of Article XX of The Cypress Family Trust dated June 10, 2022 (the "Family Trust" and together with the 2022 Trust, the "Trusts"), the undersigned, in the undersigned's capacity as an authorized signatory of Peak Trust Company - AK in its capacity as Trustee (the "Trustee") of the Trusts, hereby constitutes and appoints each of Christopher J. Vohs and Lance Freeman as agents (collectively the "Agent") of the Trustee on behalf of the Trusts to:

(1) execute for and on behalf of the Trustee, on behalf of the Trusts, (i) Forms 3, 4, and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder, and (ii) any other forms or reports the Trustee may be required to file on behalf of the Trusts in connection with the Trusts' ownership, acquisition, or disposition of securities of Bluerock Homes Trust, Inc. (the "Company"), including but not limited to the Uniform Application for Access Codes to File on EDGAR on Form ID;

(2) do and perform any and all acts for and on behalf of the Trustee, in its capacity as Trustee of the Trusts, which may be necessary or desirable to complete and execute any such Form 3, 4, or 5, or other form or report, and timely file such form or report with the United States Securities and Exchange Commission or similar authority (including any stock exchange on which the securities of the Company are ever listed), including but not limited to the completion and execution of the Uniform Application for Access Codes to File on EDGAR on Form ID; and

(3) take any other action of any type whatsoever in connection with the foregoing, which, in the opinion of the Agent, may be of benefit to, in the best interest of, or legally required by, the Trustee on behalf of the Trusts, it being understood that the documents executed by the Agent on behalf of the Trustee in such capacity pursuant to this Delegation shall be in such form and shall contain such terms and conditions as the Agent may approve in the Agent's discretion.

The undersigned, in the undersigned's capacity as an authorized signatory of the Trustee on behalf of the Trusts, hereby grants to the Agent full authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the Trustee might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that the Agent shall lawfully do or cause to be done by virtue of this Delegation and the rights and powers herein granted. The undersigned acknowledges that the Agent, in serving in such capacity at the request of the undersigned in the undersigned's capacity as an authorized signatory of the Trustee, is not assuming, nor is the Company assuming, any of the responsibilities of (i) the undersigned, in the undersigned's capacity as an authorized signatory of the Trustee on behalf of the Trusts (or otherwise), (ii) the Trustee on

behalf of the Trusts (or otherwise), or (iii) the Trusts, to comply with Section 16 of the Securities Exchange Act of 1934.

This Delegation shall remain in full force and effect until neither the Trustee nor the applicable Trust is required to file Forms 3, 4, and 5 with respect to the Trusts' holdings of and transactions in securities issued by the Company, unless earlier revoked by either of (i) the undersigned, or (ii) another authorized signatory of the Trustee on behalf of the Trusts, in a signed writing delivered to the Agent.

IN WITNESS WHEREOF, the undersigned has caused this Delegation to be executed as of February 24, 2023.

PEAK TRUST COMPANY – AK

By: [signature]

Name: Jamie Rowley, CTFA

Title: Director of Fiduciary Services